UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 3, 2007

TATONKA OIL AND GAS, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-50190	47-0877018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1515 Arapahoe Street, Tower 1, 10th floor, Denver, Colorado 80202
(Address of principal executive offices) (zip code)

(303) 476-4100
(Registrant's telephone number, including area code)

Copies to:
Marc Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Paul C. Slevin as Chief Financial Officer

Effective July 3, 2007, Paul C. Slevin was appointed as Chief Financial Officer of Tatonka Oil and Gas, Inc. (the “Company”). On July 3, 2007, the Company entered into an employment agreement (the “Agreement”) with Mr. Slevin. Either the Company or Mr. Slevin may terminate the Agreement upon 90 days written notice to the other party. Pursuant to the Agreement, Mr. Slevin will receive an annual base salary of $150,000. In addition, we granted Mr. Slevin 500,000 options to purchase shares of our common stock, with 250,000 options exercisable at $0.85 per share, 125,000 options to purchase shares of our common stock at $1.00 per share and 125,000 options to purchase shares of our common stock at $1.25 per share, with such options to vest 25% per year. Upon the closing of equity financing for the Company, Mr. Slevin will receive another 500,000 options to purchase shares of our common stock, with 250,000 options exercisable at the then current market value per share, 125,000 options to purchase shares of our common stock at the then current market price plus $0.15 per share and 125,000 options to purchase shares of our common stock at the then current market price plus $0.40 per share, with such options to vest 25% per year. In addition, Mr. Slevin is entitled to an annual bonus at the discretion of the board of directors and to participate in any and all benefit plans, from time to time, in effect for our employees, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time. During the term of his employment and for a period thereafter, Mr. Slevin will be subject to non-competition and non-solicitation provisions, subject to standard exceptions.

Between May 1999 and June 2007, Mr. Slevin served as a contract CFO for Quest International Management Company, Inc., a Denver, Colorado based venture capital company. Mr. Slevin has also been a contract  CFO for Trinity Petroleum Management Company, CFO of  Tipperary Corporation and CFO of  The Blackfox Group. Mr. Slevin has also been the Vice President of Finance with the Gary-Williams Energy Company, chief accountant for Forest Oil Corporation and worked as an auditor for PriceWaterhouse. Mr. Slevin holds a Bachelor of Science degree in Accounting and a Masters of Business Administration degree in Corporation Finance from New York University.

Mr. Slevin does not have family relationships with any director, executive officer, or other person nominated or chosen by the Company to become directors or officers. In addition, Mr. Slevin does not have a direct or indirect material interest in any transaction or proposed transaction in the past two (2) years to which the Company was or is to be a party.

Employment Agreement with Dirck Tromp, Chief Executive Officer

On July 3, 2007, the Company entered into an employment agreement (the “Agreement”) with Dirck Tromp, who was appointed as the Company’s Chief Executive Officer on June 4, 2007. Either the Company or Mr. Tromp may terminate the Agreement upon 90 days written notice to the other party. Pursuant to the Agreement, Mr. Tromp will receive an annual base salary of $240,000. In addition, we granted Mr. Tromp 1,000,000 options to purchase shares of our common stock, with 500,000 options exercisable at $0.85 per share, 250,000 options to purchase shares of our common stock at $1.00 per share and 250,000 options to purchase shares of our common stock at $1.25 per share, with such options to vest 25% per year. Upon the closing of equity financing for the Company, Mr. Tromp will receive another 1,000,000 options to purchase shares of our common stock, with 500,000 options exercisable at the then current market value per share, 250,000 options to purchase shares of our common stock at the then current market price plus $0.15 per share and 250,000 options to purchase shares of our common stock at the then current market price plus $0.40 per share, with such options to vest 25% per year. In addition, Mr. Tromp is entitled to an annual bonus at the discretion of the board of directors and to participate in any and all benefit plans, from time to time, in effect for our employees, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time. During the term of his employment and for a period thereafter, Mr. Tromp will be subject to non-competition and non-solicitation provisions, subject to standard exceptions.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated as of July 3, 2007, by and between the Company and Paul C. Slevin
10.2	Employment Agreement, dated as of July 3, 2007, by and between the Company and Dirck Tromp
99.1	Press Release, issued by the Company on July 10, 2007

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TATONKA OIL AND GAS, INC.

Dated: July 10, 2007	By:	/s/ DIRCK TROMP
Name: Dirck Tromp
Title: Chief Executive Officer

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